UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 28, 2016

McDERMOTT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Republic of Panama	001-08430	72-0593134
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification number)

757 N. Eldridge Parkway Houston, Texas	77079
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (281) 870-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 28, 2016, McDermott, Inc. (“MI”), a subsidiary of McDermott International, Inc. (“MII”), and Mr. Stephen L. Allen, former Senior Vice President, Human Resources, entered into a Separation Agreement in connection with Mr. Allen’s previously announced retirement. The Separation Agreement provides for various severance benefits to be provided to Mr. Allen, in exchange for, among other things, his agreement to several restrictive covenants.

The severance benefits include:

(1) a lump-sum cash payment equal to six months of Mr. Allen’s base salary;

(2) an amount of 2016 bonus under the McDermott International, Inc. Executive Incentive Compensation Plan in the sole discretion of the Compensation Committee of the Board of Directors based on actual performance results for 2016, prorated for the actual length of Mr. Allen’s 2016 service and to be paid at the time MII or MI, as applicable, pays its senior executive officers 2016 bonuses;

(3)    (i) the currently outstanding portion of Mr. Allen’s March 6, 2014 award of MII restricted stock units (“RSUs”) granted pursuant to the 2009 McDermott International, Inc. Long Term Incentive Plan (the “2009 LTIP”)

(ii) the currently outstanding portion of the March 5, 2015 award of MII RSUs granted pursuant to the 2014 McDermott International, Inc. Long Term Incentive Plan (the “2014 LTIP”) and

(iii) 50% of the currently outstanding portion of the February 26, 2016 award of MII RSUs granted pursuant to the 2014 LTIP,

which would, absent his retirement from employment, remain outstanding and continue to vest through March 15, 2017 would, subject to certain conditions, including Mr. Allen’s performance of consulting services, vest and be settled on the date such award would otherwise be settled in accordance with the terms of the 2009 LTIP or 2014 LTIP, as applicable, and the applicable grant agreement;

(4) the currently outstanding portion of the May 12, 2014 award of MII RSUs granted pursuant to the 2014 LTIP which would, absent his retirement from employment, remain outstanding and continue to vest through May 15, 2017 would, subject to certain conditions, including Mr. Allen’s performance of consulting services, vest and be settled on the date such award would otherwise be settled in accordance with the 2014 LTIP and the applicable grant agreement;

(5) the currently outstanding portion of the May 12, 2014 award of MII performance shares granted pursuant to the 2014 LTIP which would, absent his retirement from employment, remain outstanding and continue to vest through May 15, 2017 would, subject to certain conditions, including Mr. Allen’s performance of consulting services, vest and be settled on the date such award would otherwise be settled in accordance with the terms of the 2014 LTIP and applicable grant agreement, with the number of performance shares that would otherwise vest and settle prorated based on the number of days beginning on January 1, 2014 and ending on July 1, 2016 relative to the total number of days in the performance period;

(6) the currently outstanding portion of the March 5, 2015 award of MII performance units granted pursuant to the 2014 LTIP which would, absent his retirement from employment, remain outstanding and continue to vest through March 15, 2018 would, subject to certain conditions, including Mr. Allen’s performance of consulting services, vest and be settled on the date such award would otherwise be settled in accordance with the terms of the 2014 LTIP and applicable grant agreement, with the number of performance shares that would otherwise vest and settle prorated based on the number of days beginning on January 1, 2015 and ending on July 1, 2016 relative to the total number of days in the performance period;

(7) payment of an amount to fund three months of continuing health insurance coverage under the Consolidated Omnibus Reconciliation Act; and

(8) accrued but unutilized vacation pay.

All other outstanding unvested equity or performance-based awards previously granted to Mr. Allen have been forfeited.

The above description of the Separation Agreement is not complete and is qualified by reference to the complete document. A copy of the Separation Agreement is filed as Exhibit 10.1 to this report and is incorporated into this Item 5.02 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Separation Agreement dated as of June 28, 2016 by and between Stephen L. Allen and McDermott, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McDERMOTT INTERNATIONAL, INC.

By:	/s/ Stuart Spence
Stuart Spence
Executive Vice President
and Chief Financial Officer

Date:    July 5, 2016

EXHIBIT INDEX

No.	Description

10.1	Separation Agreement dated as of June 28, 2016 by and between Stephen L. Allen and McDermott, Inc.

5